PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Dollars in thousands)

                                                 March 31,         December 31,
                                                   1995               1994
                                                   ----               ----
                                                (unaudited)

Short-term debt                                $    55,100             49,300
Current portion of long-term debt                   23,000             25,300
Long-term debt                                     620,800            622,300
                                               -----------        -----------
   Total debt                                      698,900            696,900
Minority interests in subsidiaries                  68,300             65,300
Common shareholders' equity                      2,308,100          2,187,600
                                               -----------        -----------
   Total capitalization                        $ 3,075,300          2,949,800
                                               ===========        ===========

Ratio of total debt to total
 capitalization                                       22.7%              23.6%
                                               ===========        ===========